Exhibit C

                            MARBEL ENERGY CORPORATION

1.     Claimant
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       Name:  Marbel Energy Corporation
       State of Organization:  Ohio
       Location: 5640 Lancaster-Newark Road, NE, Pleasantville, OH 43148 Nature of Business: Holding Company


      Subsidiaries
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      Name:  Northeast Ohio Natural Gas Corp.
      State of Organization:  Ohio
      Location: 5640 Lancaster-Newark Road, NE, Pleasantville, OH 43148 Nature of Business: Transportation and Sale of Natural Gas at Retail

      Name:  Marbel Holdco
      State of Organization:  Ohio
      Location: 5640 Lancaster-Newark Road, NE, Pleasantville, OH 43148 Nature of Business: Joint Venture Company